EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

PepsiCo, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of PepsiCo, Inc. of our report dated February 16, 2007, relating to the consolidated balance sheet of PepsiCo, Inc. and Subsidiaries as of December 30, 2006 and December 31, 2005 and the related consolidated statements of income, cash flows and common shareholders’ equity for each of the years in the three-year period ended December 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which report appears in the December 30, 2006 annual report on Form 10-K of PepsiCo, Inc. Our report refers to a change in the method of accounting for defined benefit pension and other postretirement plans.

We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ KPMG LLP

New York, New York

May 8, 2007